Exhibit 99.1

Press Contact:

ITA Holdings, Inc.

Stephen B. Darr

President and Treasurer

617-235-1415

ITA Holdings, Inc. Files Form 15 to Deregister its Common Stock with the Securities and Exchange Commission

Foxboro, MA – March 17, 2006 – ITA Holdings, Inc. (Pink Sheets: ITAH) announced today that it has filed a Form 15 with the Securities and Exchange Commission to terminate the registration of its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934. ITA is eligible to deregister because it has fewer than 300 stockholders of record.

ITA expects that the deregistration will become effective 90 days after filing the Form 15.

Upon filing the Form 15, ITA’s obligation to file certain reports under the Securities Exchange Act of 1934, including annual reports on Forms 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, was automatically suspended.

The decision to deregister the common stock was unanimously approved by ITA’s board of directors. In reaching its decision, the board gave careful consideration to the following factors:

•	the significant ongoing expenses associated with the preparation and filing of ITA’s periodic reports with the SEC, including legal and accounting fees;

•	the fact that such ongoing expenses represent a disproportionately large percentage of ITA’s remaining assets;

•	the board’s desire to preserve the remaining assets of ITA to satisfy liabilities and to distribute the excess, if any, to stockholders;

•	the fact that the current and expected trading prices of the common stock make it unlikely that ITA could effectively use the common stock to compensate employees, raise capital or make acquisitions; and

•	the fact that the deregistration of the common stock may eventually prevent the publication of quotations for the common stock, whether in the Pink Sheets or otherwise.

After considering these factors, the board of directors concluded that the deregistration of the common stock was in the best interests of ITA and its stockholders.

Commenting on the decision to deregister, Stephen B. Darr, ITA’s President and Treasurer, stated, “By deregistering the common stock, we are able to make significant savings in legal and accounting fees, particularly the fees we would have incurred in obtaining an audit of our 2005 financial statements. The decision to deregister our common stock does not affect our previously announced plan to sell our Wizcon Systems business to eLutions, which we are continuing to pursue and which we anticipate will close in the second quarter of 2006.”

Now that ITA’s obligation to file Forms 10-K, 10-Q and 8-K has been suspended, there can be no assurance that brokers will continue to publish quotations of the ITA common stock. Rule 15c2-11 under the Securities Exchange Act of 1934 requires brokers to obtain certain information and assess its reliability before publishing quotations for securities that are not registered under the Securities Exchange Act. The information available to brokers about ITA may not continue to be current. ITA has made no commitment to continue to disclose to the public any specific types of financial or other information, and any information that it does make available to the public may not include all of the information that a broker would need to have available in order to publish quotations of the ITA common stock under Rule 15c2-11. Accordingly, quotations for the ITA common stock in the Pink Sheets may cease to be published if brokers determine that the available information about ITA is no longer current. In that case, there would be no public market for the ITA common stock, and stockholders may be unable to sell shares of ITA common stock.

About Wizcon Systems

Since 1988, Wizcon Systems SAS, formerly Axeda Systems SAS, through its ITA Group, has helped manufacturing and service organizations increase revenue while lowering costs, by proactively monitoring and managing devices or processes at sites around the world. Wizcon Systems’ flagship software product, the Wizcon(R) Supervisor(TM) suite (previously known as Axeda Supervisor) with its core SCADA/HMI component Wizcon for Windows & Internet, is a complete Internet-based open solution for control and information used in markets such as Building Automation and Facility Management, Cooling & Refrigeration, Water & Waste, Large Infrastructure management, Industrial Automation and Machine Builders. Wizcon Systems has sold more than 45,000 licenses of Wizcon for Windows & Internet through sales and service offices in the US and Europe, and distribution partners worldwide. More information is available at www.wizcon.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, readers can identify forward-looking statements by terminology such as “may,” “will,” “could,” “anticipate,” “estimate,” “expects,” “projects,” “predicts,” “intends,” “plans,” “believes” and similar words or phrases. Forward-looking statements are merely ITA’s current predictions of future events. These statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from ITA’s predictions. Important factors that could cause actual events to vary from ITA’s predictions include any potential challenge to ITA’s eligibility to file Form 15, any potential delay in the effectiveness of the deregistration of ITA’s common stock, unanticipated expenses or liabilities that will preclude any distribution to stockholders, decisions by brokers and others to cease quotation of ITA’s common stock, the possibility that ITA and eLutions may fail to execute a definitive acquisition agreement, the failure by ITA to meet any agreed closing conditions - the failure of any one of which may result in the transaction with eLutions not being consummated, the risk that the transaction with eLutions may close more slowly than expected or not at all, and potential disruptions resulting from the proposed transaction with eLutions making it more difficult to maintain relationships with customers, employees or suppliers.

ITA urges readers to review carefully the risk factors included in its most recent quarterly report on Form 10-Q under the heading “Risk Factors That May Affect Future Results” and elsewhere in that report. Copies of this quarterly report are available at www.sec.gov. Because of these risks and uncertainties, readers should not place undue reliance on forward-looking statements. ITA undertakes no obligation to update its forward-looking statements to reflect new information or developments.

©2006 Wizcon Systems. All rights reserved. Wizcon, Wizcon Systems, Wizcon Agents, Wizcon Supervisor, Wizcon Hypervisor, Wizcon for Windows & Internet, WizScheduler, WizAAM, WizPLC, WizOPC, WizSQL, WizXRef, WizReport XL, and WizCAD are trademarks or registered trademarks of Wizcon Systems. Wizcon Premium Maintenance, Wizcon Hotline Plus, Wizcon eXpert Program, Wizcon Hosted Services,Wizcon Collaborate, Wizcon Trace, Wizcon Certified, Wizcon SI Environment, andWizcon VIPartners are service marks of Wizcon Systems. BACnet(R) is a registered trademark of ASHRAE. All other trademarks are either property of Wizcon Systems or property of their respective owners.